Exhibit 99.1

For immediate release

Endeavour Announces Launch of Marketing Process
for North Sea Assets

Houston, TX – June 1, 2015 — Endeavour International Corporation (OTC: ENDRQ) (LSE: ENDV) announced today that the Company’s Board of Directors has authorized the immediate launch of a marketing process in the U.K. for the sale of all or substantially all of its North Sea oil and gas assets. Blackstone Advisory Partners L.P. has been engaged as the Company’s financial advisor in this process.

Endeavour will consider a full range of options in order to unlock the value underlying the Company’s assets, including a sale of individual North Sea assets. The Company believes that a timely sale of all or part of its North Sea assets may provide the best means to preserve and protect the value of the assets, with the ultimate goal of maximizing the benefit to the stakeholders.

While the Company pursues the marketing process, it will remain focused on executing its operational plan. The Company does not expect to comment further or update the market with further information on the process unless and until the Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There is no assurance that this marketing process will result in Endeavour pursuing a particular transaction or completing any such transaction.

Endeavour separately announced its proposed sale of substantially all of the Company’s U.S. assets, including bid procedures and notice of an auction, in a motion filed with the United States Bankruptcy Court for the District of Delaware on April 29, 2015.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

SOURCE: Endeavour International Corporation
For further information:
Endeavour – David Baggett, Chief Restructuring Officer 713-490-5050 Cathy Stubbs, Sr Vice President, Chief Financial Officer	713-307-8776